ITEM 77Q(a) ? COPIES OF
ALL MATERIAL
AMENDMENTS TO
THE REGISTRANT?S
CHARTER OR BY-
LAWS




AMENDMENT #9
TO THE BY-LAWS
OF
FEDERATED CORE TRUST
Effective June 1, 2013
	Strike Section 5.  Powers
of Executive Committee from
ARTICLE III - POWERS AND
DUTIES OF THE EXECUTIVE
AND OTHER COMMITTEES
and replace with the following:

	Section 5.  Powers of
Executive Committee.  During
the intervals between the
Meetings of the Trustees, the
Executive Committee, except as
limited by the By-Laws of the
Trust or by specific directions of
the Trustees, shall possess and
may exercise all the powers of
the Trustees in the management
and direction of the business and
conduct of the affairs of the Trust
in such manner as the Executive
Committee shall deem to be in
the best interests of the Trust,
and shall have power to authorize
the Seal of the Trust (if there is
one) to be affixed to all
instruments and documents
requiring the same.
Notwithstanding the foregoing,
the Executive Committee shall
not have the power to elect or
remove Trustees, increase or
decrease the number of Trustees,
elect or remove any Officer,
issue shares or recommend to
shareholders any action requiring
shareholder approval.

	Insert the following into
ARTICLE VIII,
AGREEMENTS, CHECKS,
DRAFTS, ENDORSEMENTS,
ETC. and renumber the
remaining sections accordingly:
	Section 2.  Delegation of
Authority Relating to Dividends.
The Trustees or the Executive
Committee may delegate to any
Officer or Agent of the Trust the
ability to authorize the payment
of dividends and the ability to fix
the amount and other terms of a
dividend regardless of whether or
not such dividend has previously
been authorized by the Trustees.

	The title of Article VIII is
deleted and replaced as follows:
?AGREEMENTS, CERTAIN
DELEGATION, CHECKS,
DRAFTS, ENDORSEMENTS,
ETC.?





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